Exhibit 99(a)

News Release

For Immediate Release:	For More Information,
June 15, 2016	Contact: Elaine Pozarycki
919-834-3090

First Bancorp Announces Cash Dividend

Southern Pines, N.C. – The Board of Directors of First Bancorp (NASDAQ - FBNC), the parent company of First Bank, has declared a cash dividend on its common stock of $0.08 per share payable July 25, 2016 to shareholders of record as of June 30, 2016. The $0.08 per share dividend rate is the same as the rate declared in the comparable period of 2015.

First Bancorp is a bank holding company headquartered in Southern Pines, North Carolina with total assets of approximately $3.4 billion. Its principal activity is the ownership and operation of First Bank, a state-chartered community bank that operates 88 branches, with 75 branches operating in North Carolina, 6 branches in South Carolina (Cheraw, Dillon, Florence, and Latta), and 7 branches in Virginia (Abingdon, Blacksburg, Christiansburg, Fort Chiswell, Radford, Salem and Wytheville), where First Bank does business as First Bank of Virginia. First Bank also has loan production offices in Charlotte, North Carolina, Greensboro, North Carolina and Greenville, North Carolina. First Bancorp’s common stock is traded on the NASDAQ Global Select Market under the symbol “FBNC.”

Please visit our website at www.LocalFirstBank.com.